Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Director, Investor Relations (515) 362-3693

AmerUs Group Holding 2002 Investor Conference Today

     DES MOINES, Iowa (December 5, 2002)—AmerUs Group (NYSE:AMH) is holding its 2002 Investor Conference at the Metropolitan Hotel in New York City today beginning at 8:30 a.m. EST. Roger K. Brooks, AmerUs Group’s chairman, president and chief executive officer and members of the senior operating team will provide a strategic overview of the company, present operational and product reviews, and discuss investment performance and financial targets, including 2003 adjusted net operating income guidance of $3.70 to $3.80 per diluted share. Adjusted net operating income reflects GAAP net income adjusted to eliminate certain items, such as open block realized capital gains and losses, restructuring charges and the cumulative effect of accounting changes, which management believes do not necessarily indicate overall operating trends.

     Discussing the company’s outlook, Brooks said, “This continues to be a challenging environment for the insurance industry. While we currently expect that lower investment yields and compressed margins will hold 2003 earnings growth below our historic levels, we are pleased with the growth we are achieving in our core businesses, and we continue to target long-term adjusted net operating income per share growth in the range of 11 percent to 13 percent per year.”

     In its presentation, AmerUs will also discuss its investment strategy and anticipated credit losses, which are estimated to be $45 million to $60 million (pre-tax) in the fourth quarter of 2002 and $20 million to $25 million (pre-tax) in 2003.

     For those unable to attend the conference, there will be a live audio and video broadcast. The webcast will be broadcast live at www.amerus.com under the “For Investors” section of the home page. A replay of the conference will be available at the site beginning December 6, 2002.

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing and underwriting individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York, Delta Life and Annuity Company, IL Annuity and Insurance Company, and Indianapolis Life Insurance Company.

     As of September 30, 2002, AmerUs Group’s total assets were $19.7 billion and shareholders’ equity totaled $1,256.5 million, including accumulated other comprehensive income.

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, management’s beliefs, expectations, earnings guidance and goals and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information which could cause actual results to differ from the company’s expectations as well as other factors which could affect the company’s financial statements, please refer to the company’s filings with the Securities and Exchange Commission.